Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement and in the related prospectus of Apple Hospitality Five, Inc., as listed below, of our reports dated March 7, 2007, with respect to the consolidated financial statements and schedule of Apple Hospitality Five, Inc., Apple Hospitality Five, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Apple Hospitality Five, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

Registration Statement No.	Description
333-115093	Form S-3D, pertaining to the Company’s Dividend Reinvestment and Share Purchase Plan

/s/ ERNST & YOUNG LLP

Richmond, Virginia

March 7, 2007